BLUE CALYPSO, INC. ANNOUNCES MARKMAN HEARING DATE FOR ITS CASES AGAINST GROUPON, FOURSQUARE AND OTHERS.

DALLAS, TX – April 29, 2013 --- Blue Calypso, Inc. (OTCBB: BCYP) - an innovator in digital social advertising, mobile content syndication, and analytics, announced that it has received a date of November 7, 2013 for the claim construction or Markman hearing in its patent infringement cases against five defendants, including Groupon (NSDQ: GRPN), IZEA, (OTCQB: IZEA), Foursquare, MyLikes and Yelp (NSDQ: YELP). All of these cases are pending in the United States District Court for the Easter District of Texas.

Blue Calypso believes that Groupon, IZEA, Foursquare, MyLikes and Yelp are infringing two of its US patents, 7,664,516 and 8,155,679, which cover peer-to-peer advertising.

A Markman hearing was recently scheduled for August 27, 2013 in Blue Calypso’s suit filed against LivingSocial. “We are pleased that we have established additional scheduling dates for moving forward in the enforcement of our patents,” commented Bill Ogle, Chairman and Chief Executive Officer of Blue Calypso. “We are confident that these Claim Construction Hearings will lead to full jury trials in 2014.”

Blue Calypso’s patent portfolio covers the foundation of its core products and services and includes three additional pending patents. As a technology innovator, Blue Calypso is continuously developing new ideas and initiatives, which it hopes will lead to future patented technologies, centered on social advertising and mobile content syndication and analytics.

Blue Calypso has retained global leaders in patent protection and litigation for its claims. Fish & Richardson P.C. represents the Company in its claims against Groupon, Foursquare, Yelp, IZEA and MyLikes. Farney Daniels P.C. represents the Company in its claim against LivingSocial.

About Blue Calypso, Inc.

Blue Calypso is an innovator in digital word-of-mouth marketing and advertising. With Blue Calypso’s patented platform, brands can harness the power of friend-to-friend referrals by empowering their advocates to share brand content with their social media communities and rewarding them for sharing their influence. Through robust, real-time analytics, brands can achieve a measurable ROI against their social media investment, acquire high-value customers and increase sales.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION

Investor Relations:

David Polster - CFO

Blue Calypso, Inc.

Office: 972-695-4776, ext. 528

Douglas Rogers - Managing Director
Merriman Capital, Inc.
Office: 415-248-5612